EXHIBIT (a)(3)(ii)

Please complete this Proxy and return it in the enclosed reply envelope, or fax it to (912) 632-5780, attn.: Paul T. Bennett. Do not send your stock certificates with this Proxy.

If you wish to vote “FOR” all the proposals, all you need to do is sign and print your name at the bottom of this Proxy, in accordance with the instructions.

COMMON STOCK OF SOUTH BANKING COMPANY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE MARCH 31, 2003 SPECIAL MEETING OF SHAREHOLDERS

      The undersigned hereby appoints Charles Stuckey, James W. Whiddon and Kenneth F. Wade, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Special Meeting of Shareholders of South Banking Company (the “Company”) to be held on March 31, 2003, and any adjournment or postponement thereof.

1.	Approval and adoption of Articles of Amendment to the Company’s Articles of Incorporation to: effect a 1-for-50 reverse stock split of the company’s outstanding common stock; reduce the number of authorized shares of common stock from 1,000,000 to 20,000; and increase the par value of the common stock from $1.00 per share to $50 (the “Amendment”)

☐	FOR approval and adoption of Amendment
☐	AGAINST approval and adoption of Amendment
☐	ABSTAIN

2.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE PROPOSAL SET FORTH ABOVE, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Date: March , 2003

Please sign this Proxy exactly as name appears in the Company’s Shareholder record list.

Please print name exactly as name appears in the Company’s Shareholder record list.

Note: When signing as attorney, trustee, administrator, or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.